EXHIBIT 11




              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------
                 (In thousands, except per share amounts)



                                          2000       1999      1998
                                        -------    -------   -------
     Net income                         $48,023    $60,011   $57,246
                                        =======    =======   =======

     Average common shares outstanding   47,061     47,406    47,667

     Common stock equivalents (1)           196        225       243
                                        -------    -------   -------

     Diluted shares outstanding          47,257     47,631    47,910
                                        =======    =======   =======

     Basic earnings per share             $1.02      $1.27     $1.20
                                        =======    =======   =======

     Diluted earnings per share           $1.02      $1.26     $1.19
                                        =======    =======   =======


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.